EXHIBIT 10.1

AMENDMENT 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT 1 TO EMPLOYMENT AGREEMENT (this “Amendment 1”) is made and entered into as of October 9, 2019 by and between Community First Bancshares, Inc., a federally-charted corporation organized under the laws of the United States of America (the “Company”), Newton Federal Bank, a federally-chartered savings association organized under the laws of the United States of America (the “Bank” and together with the Company, the “Employer”), and Johnny S. Smith, a resident of the State of Georgia (the “Executive”).

RECITALS:

WHEREAS, the Employer and the Executive entered into that certain Employment Agreement, dated as of September 1, 2018 (the “Employment Agreement”) providing for an initial term of three years, which Employment Agreement was renewed for an additional year on July 25, 2019, so that the Executive’s current term of employment under the Employment Agreement expires on September 1, 2022;

WHEREAS, the Company entered into that certain Agreement and Plan of Merger, dated August 19, 2019 (the “Merger Agreement”), with ABB Financial Group, Inc. (“ABB Financial”), providing for the merger of ABB Financial into the Company with the Company as the resulting entity (the “Merger”);

WHEREAS, to facilitate the consummation of the Merger and the combination of the Company and ABB Financial and to address management succession of the Company and the Bank, the Executive has agreed to resign as Chief Executive Officer of the Company and the Bank on the effective date of the Merger, but remain as President of the Company and the Bank for a period of sixty (60) days following the effective date of the Merger;

WHEREAS, the Employer acknowledges that the Employment Agreement authorizes the Executive to terminate his employment for “Good Reason,” as defined in the Section 1.11 of the Employment Agreement, on the closing date of the Merger (the “Effective Date”) because of the change in the Executive’s title and responsibilities that will occur if the Merger is consummated, and as a result the Employer and the Executive desire to amend the terms and conditions of the Employment Agreement to provide for: a partial payment of an amount calculated in accordance with Section 3.3.1 of the Employment Agreement; the terms of the Executive’s continued employment following the partial payment; and a final payment of the remaining amount due on the Termination Date (as defined below);

WHEREAS, the terms and conditions of this Amendment 1 shall take effect only upon the closing of the Merger on the Effective Date, and this Amendment 1 shall be null and void with no force or effect in the event the Merger is not consummated.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the Employer and the Executive hereby agree as follows:

1.	Duties.

The first sentence of Section 2.1 of the Employment Agreement is hereby deleted and amended to read as follows, with the remaining provisions of Section 2 to unchanged:

“The Executive is employed as President of the Employer, subject to the direction of the Board of Directors or its designee(s).”

2.	Term and Termination.

Sections 3.1.1, 3.1.2 and 3.1.3 of the Employment Agreement are deleted in their entirety and a new Section 3.1 is added to read as follows:

“3.1. Term.The Term of this Agreement (the “Term”) shall begin as of the close of the merger contemplated by the Agreement and Plan of Merger, dated August 19, 2019, by and between Community First Bancshares, Inc., Community Interim Corporation and ABB Financial Group, Inc. (the “Effective Date”) and shall continue until the first to occur of the Employee’s termination pursuant to Section 3.2 hereof or sixty (60) days following the Effective Date (the “Termination Date”).”

Section 3.2. (including Sections 3.2.1, 3.2.2, 3.2.3 and 3.2.4) of the Employment Agreement is deleted in its entirety, and a new Section 3.2 is added to read as follows:

“Section 3.2. Termination. The Employer may terminate the employment of the Executive for any reason by providing Executive ten (10) days’ notice of termination, in which event the Employer shall have no further obligation to the Executive except for the payment of: the salary Executive would have earned if Executive remained in the Employer’s employ for sixty (60) days following the Effective Date;any other amounts earned and unpaid; any vested benefits as of the Termination Date; and the remaining amount due under Section 3.3.1 calculated in accordance with said Section 3.3.1.

Notwithstanding anything in this Agreement to the contrary, the Term shall expire automatically upon the Executive’s death or Permanent Disability, in which event the Employer shall pay the Executive or the Executive’s surviving spouse the amount set forth in Section 3.3.1.”

3.	Effective Date and Termination Payments.

Section 3.3.1 and 3.3.2 of the Employment Agreement are deleted in their entirety and  a new Sections 3.3.1 is added to read as follows:

“3.3 Effective Date and Termination Payments.

3.3.1 On the Effective Date and in consideration of the Executive’s agreeing to amend the Employment Agreement pursuant to the terms and conditions of this

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Amendment 1, the Executive shall be entitled to receive a lump sum payment equal $550,000.  In addition, subject to the execution of the Release and Separation Agreement in the form attached as Exhibit A hereto, on the Termination Date the Executive shall be entitled to receive a lump sum payment equal to $834,000 less the sum of (i) $550,000 and (ii) the product of $23,166.67 and the number of months from September 1, 2019 to the Effective Date, pro rated to reflect an Effective Date after the first day of any month.  Executive shall also be entitled to any unpaid salary plus accrued and unpaid benefits through the Termination Date.

3.3.1.1 In addition, the Employer shall pay monthly, by the fifth of each month, an amount less applicable tax withholding, equal to what would be the Executive’s cost of COBRA health continuation coverage for the Executive and eligible dependents for the greater of twelve (12) months from the Termination Date or the period during which the Executive and those eligible dependents are entitled to COBRA health continuation coverage from the Employer.  The Executive shall also be entitled to any vested benefits as of the Termination Date.

4.	Compensation.

Section 4.1 of the Employment Agreement is deleted in its entirety and a new Section 4.1 is added to read as follows:

“4.1 Base Salary.  the Executive shall be compensated at a base rate of Two Hundred and Fifty-Three Thousand Dollars ($253,000.00) per year (“Base Salary”).”

Section 4.2 of the Employment Agreement is amended by retaining the first two sentences of Section 4.2 and deleting the remainder of the Section beginning with the word “Notwithstanding”.

Section 4.3 of the Employment Agreement is amended by adding the following language to the end thereof:

“Notwithstanding the foregoing or anything provided for in any award agreement with the Executive under the Community First Bancshares, Inc. 2018 Equity Incentive Plan (the “2018 Equity Plan”), on the Effective Date, the Executive will forfeit all unvested shares of restricted stock and all unvested or unexercisable stock options granted to him under the 2018 Equity Plan.”

Section 4.5 of the Employment Agreement is amended by deleting the last sentence of said Section.

Section 4.9 of the Employment Agreement is deleted in its entirety.

The remaining provisions of Section 4 shall remain unchanged.

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5.	Non-Competition.
Section 6 of the Employment Agreement is deleted in its entirety and a new Section 6 is added to read as follows:
“6. Non-Competition.

The Executive agrees that during his employment by the Employer hereunder and in the event of his termination for any reason, for a period of twenty-four (24) months thereafter, the Executive will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on his own behalf or in the service or on behalf of others, as an executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Employer, engage in any business which is the same as or essentially the same as the Business of the Employer. Notwithstanding the foregoing, the Employer agrees that the Executive may own up to 5% of the voting shares of any financial institution engaged in the Business of the Employer in the Area.  Notwithstanding the foregoing, this provision shall not apply following a Change in Control.”

6.   Non-Solicitation of Customers.

Section 7 of the Employment Agreement is deleted in its entirety and a new Section 7 is added to read as follows:

“7. Non-Solicitation of Customers.

The Executive agrees that during the Executive’s employment by the Employer hereunder and in the event of the Executive’s termination for any reason, for a period of twenty-four (24) months thereafter, the Executive will not (except on behalf of or with the prior written consent of the Employer), on the Executive’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, directly or by assisting others, any business from any of the Employer’s or its Affiliate’s customers, including actively sought prospective customers, with whom the Executive has or had material contact during the last twelve (12) months of the Executive’s employment, for purposes of providing products or services that are competitive with those provided by the Employer or its Affiliates.  Notwithstanding the foregoing, this provision shall not apply following a Change in Control.”

7.   Non-Solicitation of Employees.

Section 8 of the Employment Agreement is deleted in its entirety and a new Section 8 is added to read as follows:

“8. Non-Solicitation of Employees.

The Executive agrees that during the Executive’s employment by the Employer hereunder and in the event of the Executive’s termination for any reason, for a period of twenty-four (24) months thereafter, the Executive will not on the Executive’s own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit,

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recruit or hire away, directly or by assisting others, any employee of the Employer or its Affiliates, whether or not such employee is a full-time employee or a temporary employee of the Employer or its Affiliates and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will. Notwithstanding the foregoing, this provision shall not apply following a Change in Control.”

8.   Other Terms and Conditions of Employment Agreement.
Except for the amendments to the Employment Agreement set forth in this Amendment 1, each of the terms and conditions set forth in the Employment Agreement shall remain in full force and effect unless such terms, such as the definitions of “Cause” and “Good Reason” are no longer relevant or applicable.  In addition, if any Section or subsection of the Employment Agreement is deleted and not replaced, such Section or subsection shall be “reserved” so that no other Sections of the Employment Agreement require renumbering.
9.   Effectiveness.
It is expressly agreed and understood that this Amendment 1 shall take effect only upon the Effective Date of the Merger and shall be null and void with no force and effect in the event the Merger is not consummated.
IN WITNESS WHEREOF, the parties hereto have hereunto executed this Agreement in accordance with the provisions hereof.

Executed this 9th  day of October, 2019.

/s/ Johnny S. Smith
JOHNNY S. SMITH

Executed this 9th day of October, 2019.

/s/ William D. Fortson, Jr.
COMMUNITY FIRST BANCSHARES, INC.

By: William D. Fortson, Jr.
Title: Chairman

Executed this 9th day of October, 2019.

/s/ William D. Fortson, Jr.
NEWTON FEDERAL BANK

By: William D. Fortson, Jr.
Title: Chairman
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EXHIBIT A

RELEASE AND SEPARATION AGREEMENT

PLEASE READ CAREFULLY
This Release and Separation Agreement (this “Agreement”) is made and entered into by and between Johnny S. Smith (“Executive”), Community First Bancshares, Inc. (the “Company”), and Newton Federal Bank (the “Bank”), as well as any affiliated or related entities, subsidiaries, or divisions, and the shareholders, directors, officers, Executives, and agents thereof (collectively referred to as “Employer”).
RECITALS:

WHEREAS, Employer and Executive entered into that certain Employment Agreement, dated September 1, 2018 (together with Amendment 1, described below, the “Employment Agreement”) providing for an initial term of three years, which Employment Agreement was renewed for an additional year on July 5, 2019 so that Executive’s current term of employment under the Employment Agreement expires on September 1, 2022;

WHEREAS, the Company entered into that certain Agreement and Plan of Merger, dated August 19, 2019 (the “Merger Agreement”), with ABB Financial Group, Inc. (“ABB Financial”), providing for the merger of ABB Financial into the Company with the Company as the resulting entity (the “Merger”);

WHEREAS, to facilitate the consummation of the Merger and the combination of the Company and ABB Financial, Executive has agreed to resign as Chief Executive Officer of the Company and the Bank on the effective date of the Merger, but remain as President of the Company and the Bank until sixty days following the closing of the Merger;

WHEREAS, Employer acknowledges that the Employment Agreement authorized Executive to terminate his employment for “Good Reason,” as defined in the Section 1.11 of the Employment Agreement, on the closing date of the Merger (the “Effective Date”) because of the change in Executive’s title and responsibilities that will occur as a result of the Merger, and as a result Employer and Executive entered into Amendment 1 of the Employment Agreement on October 9, 2019 (“Amendment 1”) to amend certain terms and conditions of the Employment Agreement, effective as of the Effective Date of the Merger, to provide for: a partial payment of an amount calculated in accordance with Section 3.3.1 of the Employment Agreement; the terms of Executive’s continued employment following the partial payment; and a final payment of the remaining amount due on the Termination Date (as defined below);

WHEREAS, the Effective Date of the Merger occurred on _________, 2020 and Executive received on the Effective Date an initial severance payment of $550,000.00 with the remaining severance payment due and payable on the Termination Date, as defined in Amendment 1, and Employer is willing to pay a final severance payment to Executive in the amount of $___________ on the condition that Executive enters into this Agreement.

NOW THEREFORE, in consideration of the mutual agreements and promises set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, Executive and Employer agree as follows:
1. Severance Benefits. In consideration for Executive’s promises as set forth herein, Employer has paid or shall pay Executive the following severance benefits:
a. On the Effective Date, Employer paid Executive the sum of $550,000.00 less applicable deductions and withholdings pursuant to Amendment 1 of the Employment Agreement.
b. As of the Termination Date, as defined in Amendment 1, a lump sum amount equal to $_______less applicable deductions and withholdings.________________
c.            [INSERT OTHER SEVERANCE AMOUNTS AS APPLICABLE]
2. Salary and Other Benefits.  Employer and Executive agree and acknowledge that in addition to the severance amounts payable pursuant to Section 1 above, Executive shall be entitled to his salary and benefits through the Termination Date, as provided in the Employment Agreement as amended by Amendment 1.
3. Release.  Executive hereby releases, acquits, and forever discharges Employer, its parent companies, subsidiaries, divisions, affiliates and controlling persons (if any), their officers, directors, board members, executives, representatives, attorneys, personal representatives, affiliated or unaffiliated benefit plans, third-party administrators, any and all of their successors and assigns, and all persons acting by, through, under, or in concert with any of them (collectively the “Employer”) from any and all actions, causes of action, claims, demands, losses, claims for attorneys’ fees, claims for severance of any kind or origin and all other forms of civil damages, occurrences, and liabilities of any kind whatsoever, both known or unknown, arising out of any matter, happening, or thing, from the beginning of time to the date of this Agreement is signed by Executive, specifically including, but not limited to, any and all liability arising from, including amendments to and anti-retaliation provisions deriving from, the following:
•	Local, state, or federal common law, statute, regulation, or ordinance;
•	Title VII of the Civil Rights Act of 1964;
•	Section 1981 of the Civil Rights Act of 1866;
•	the Age Discrimination in Employment Act of 1967;
•	the Americans with Disabilities Act of 1990;
•	the Family and Medical Leave Act;
•	the Employee Retirement Income Security Act of 1974;
•	the Health Insurance Portability and Accountability Act;
•	the Occupational and Safety Health Act;
•	the Equal Pay Act;
•	the Uniformed Services Employment and Re-employment Act of 1994;
•	Executive Orders 11246 and 11141;
•	the Worker Adjustment and Retraining Notification Act;
•	the Rehabilitation Act of 1973;
•	the Medicare, Medicaid and SCHIP Extension Act of 2007;
•	state workers’ compensation laws;
•	state non-discrimination and/or human affairs laws;
•	state payment of wages laws, acts or regulations;
•	Executive’s employment relationship and/or affiliation with Employer.

This release also includes a release of any claims for wrongful termination, breach of express or implied contract, intentional or negligent infliction of emotional distress, libel slander, as well as any other claims, whether in tort, contract or equity, under federal or state statutory or common law.
Without waiving any prospective or retrospective rights under the Fair Labor Standards Act (“FLSA”), Executive admits that he has received from Employer all rights and benefits, if any, potentially due to him pursuant to the FLSA.  Executive states that he is aware of no facts (including any injuries or illnesses) which might lead to his filing of a workers’ compensation claim against Employer.  It is the parties’ intent to release all claims which can legally be released but no more than that.
4. Covenant Not to Sue.  Executive represents that he has no claims pending or filed with any local, state or federal agency (including the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor, and any comparable state or local administrative agency) or court against Employer as of the date this Agreement was signed by Executive. Executive further agrees that he or she will not file or participate in any lawsuit against Employer arising out of or in connection with the employment relationship previously existing between them or the termination of that relationship other than one based upon Employer’s alleged violation of this Agreement.  The foregoing shall be construed as a covenant not to sue.  This Agreement may be introduced as evidence at any legal proceeding as a complete defense to any claims existing as of the date of this Agreement ever asserted by Executive against Employer.
5. Discrimination Charges; ADEA Challenges to this Agreement.  Nothing in this Agreement shall be interpreted or applied in a manner that affects or limits Executive’s otherwise lawful ability to bring an administrative charge with, to participate in an investigation conducted by, or to participate in a proceeding involving the U.S. Equal Employment Opportunity Commission or other comparable state or local administrative agency.  However, Executive specifically agrees that the consideration provided to him in this Agreement represents full and complete satisfaction of any monetary relief or award that could be sought or awarded to Executive in any administrative action (including any proceedings before the U.S. Equal Employment Opportunity Commission or any comparable state or local agency) arising from events related to his employment with Employer or the termination thereof.  Additionally, nothing in this Agreement shall be interpreted or applied in a manner that affects or limits Executive’s ability to challenge this Agreement’s compliance with notice and other requirements of the Age Discrimination in Employment Act (“ADEA”).

6. No Prior Assignment.  Executive further warrants and covenants, recognizing that the truth of this warranty and covenant is material to the above consideration having passed, that he has not assigned, transferred or conveyed at any time to any individual or entity any alleged rights, claims or causes of action against Employer.
7. Medicare Benefits.  Executive affirms, covenants, and warrants he is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time of payment pursuant to this Agreement, is not entitled to, is not eligible for, and has not applied for or sought Social Security or Medicare benefits.  In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if Executive is a Medicare beneficiary, etc.), the following sentences (i.e., the remaining sentences of this paragraph) apply: Executive affirms, covenants, and warrants he has made no claim against, nor is he aware of any facts supporting any claim against, Employer under which it could be liable for medical expenses incurred by Executive before or after the execution of this Agreement. Furthermore, Executive is aware of no medical expenses which Medicare has paid and for which Employer is or could be liable.  Executive agrees and affirms that, to the best of his knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. Executive will indemnify, defend, and hold Employer harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and Executive further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.
8. Performance.  Employer’s obligation to perform under this Agreement is conditioned upon Executive’s agreements and promises to Employer as set forth herein. In the event Executive breaches any such agreements or promises or causes any such agreements or promises to be breached, Employer’s obligations to perform under this Agreement shall automatically terminate and Employer shall have no further obligation to Executive. Further, Employer shall be entitled to seek, at its option, the return of all but $100.00 of the severance benefits paid to Executive pursuant to this Agreement.
9. Employer Information, Non-Solicitation of Customers and Non-Solicitation of Employees.  Executive agrees that he will comply with the obligations provided in Sections 5, 6, 7 and 8 of the Employment Agreement, as amended by Amendment 1, related to confidential information of Employer, non-competition, non-solicitation of customers and non-solicitation of Executives, for the terms stated in the Employment Agreement.
10. Disparagement.  Executive agrees and covenants that he will not in any way do or say anything at any time which disparages or derogates Employer, its business interests or reputation, or any of its individual directors, officers, Executives, or agents.
11. No Admission of Liability. Nothing in this Agreement (or the Agreement itself) shall operate or be interpreted as an admission of liability as to any of the claims, charges, actions and lawsuits released hereby.  Employer, and each of its individual directors, officers, executives, agents and insurers, and their successors, individually and collectively, expressly deny any such liability.
12. Arbitration.  Any party claiming any violation of this Agreement or seeking any remedy or relief in any way relating to or affecting this Agreement, or any payments or benefits granted by it, must serve a written notice upon the other party describing the alleged violation, identifying all relevant provisions of this Agreement, and demanding arbitration.  The notice and request must be served within thirty (30) calendar days of the incident (or the first date on which the party with reasonable diligence should have become aware of it) giving rise to the alleged violation. Failure to observe these time limits and procedures will be deemed a waiver of all right to any relief or remedy.
Any dispute arising out of or relating to this Agreement shall be resolved by final and binding arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association and will be submitted to a National Academy arbitrator selected in accordance with such rules.  In consideration of this agreement to submit such disputes to final and binding arbitration, the parties expressly waive the right to submit any dispute arising under this Agreement to any court or government agency, provided, however, that this shall not prevent Executive and Employer from seeking injunctive relief in appropriate circumstances without first invoking and/or exhausting these procedures.  The prevailing party (to be determined by the arbitrator) will be entitled to reimbursement of its reasonable costs and attorneys’ fees from the other party in any such arbitration proceeding, and the losing party shall also be responsible for the arbitrator’s and any separate arbitration and reporting fees.
Notwithstanding the above, Executive acknowledges and agrees that any violation of Section 9 of this Agreement will cause Employer irreparable harm as to which there may be no adequate legal remedy and therefore Employer shall be entitled to injunctive or other equitable relief in addition to any monetary damages deemed appropriate by the court, and that such action by Employer shall not be subject to arbitration.
Executive further acknowledges and agrees that in the event of any violation of Section 9, Employer shall no longer be obligated to provide any further benefit or payment to Executive under this Agreement, and Executive further acknowledges that the consideration received by Executive as of the date of any violation of Section 9 shall represent full and complete consideration for his obligations hereunder, including without limitation his full release of claims.
13. Final and Binding/Entire Agreement.  This Agreement and the Employment Agreement sets forth the entire agreement between the parties and is intended to be final and binding upon them.  It fully supersedes any and all prior agreements or understandings on the subjects addressed therein or herein.  This Agreement may only be amended by a written document signed by the parties or their duly authorized representatives which specifically states that it was intended as an amendment.
14. Notice.  Any notice required or permitted to be given under this Agreement must be in writing and must be given in person or be sent by registered or certified mail to:
a) Executive at the address he has designated for his  personnel files or any subsequent address identified by Executive in writing; and
b) Employer at:  Attn:  Chairman of the Board, 8460 Dr. ML King Ave., Covington, GA 30014
15. Controlling Law. This Agreement will be interpreted and enforced according to the laws of the State of Georgia, except to the extent governed by the laws of the United States of America in which case federal laws shall govern.
16. Severability. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the Agreement shall remain in full force and effect and shall be in no way affected, impaired or invalidated.
17. Acknowledgements.  Executive acknowledges that it is the mutual intent of the parties hereto that the full release contained in this Agreement fully complies with the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”).  Accordingly, this Agreement requires, and Executive acknowledges and agrees, that: 1) the consideration provided to Executive under this Agreement exceeds the nature and scope of any consideration to which Executive would otherwise have been legally entitled to receive absent execution of this Agreement; 2) execution of this Agreement and the full release herein, which specifically includes a waiver of any claims under the ADEA, is Executive’s knowing and voluntary act; 3) Executive is hereby advised to consult with an attorney prior to executing this Agreement; 4) Executive has had at least twenty-one (21) calendar days within which to consider this Agreement and his signature on this Agreement prior to the expiration of this twenty-one (21) day period (should Executive choose not to take the full period offered) constitutes an irrevocable waiver of said period or its remainder; 5) in the event Executive signs this Agreement, Executive has another seven (7) calendar days to revoke it by delivering a written notice of revocation to the addressee identified in the Notice provision above (Section 14), and this Agreement does not become effective until the expiration of this seven (7) day period; 6) Executive has read and fully understands the terms of this Agreement; and 7) nothing contained in this Agreement purports to release any of Executive’s rights or claims under the ADEA that may arise from acts occurring after the date of the execution of this Agreement.  The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.  To the extent that any provision of this Agreement is determined to be in violation of the OWBPA or ADEA, it should be severed or modified to comply with the OBWPA or ADEA, without affecting the validity or enforceability of any of the other terms or provisions of this Agreement.
18. Compliance with Code Section 409A. To the extent applicable, it is intended that the payment of benefits described in this Agreement comply with Section 409A of the Internal Revenue of 1986, as amended (the “Code”), and all guidance or regulations thereunder (“Section 409A”), including compliance with all applicable exemptions from Section 409A (e.g., the short-term deferral exception and the “two times” pay exemption applicable to severance payments). This Agreement will at all times be construed in a manner to comply with Section 409A and should any provision be found not in compliance with Section 409A, Executive hereby agrees to any changes to the terms of this Agreement deemed necessary and required by legal counsel to bring this Agreement into compliance with Section 409A, including any applicable exemptions. Executive irrevocably waives any objections he may have to any further changes that may be required by Section 409A.  In no event will any payment that becomes payable pursuant to this Agreement that is considered “deferred compensation” within the meaning of Section 409A, if any, and does not satisfy any of the applicable exemptions under Section 409A, be accelerated or delayed in violation of Section 409A.  For purposes of this Agreement, the benefits described in Section 1 of this Agreement shall not be paid or commence until Executive incurs a “separation from service” as defined in Section 409A.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  YOU AGREE THAT YOU RECEIVED VALUABLE CONSIDERATION IN EXCHANGE FOR ENTERING INTO THIS AGREEMENT AND THAT EMPLOYER ADVISED YOU IN WRITING TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.  YOU PROMISE THAT NO REPRESENTATIONS OR INDUCEMENTS HAVE BEEN MADE TO YOU EXCEPT AS SET FORTH HEREIN, AND THAT YOU HAVE SIGNED THE SAME KNOWINGLY AND VOLUNTARILY.

YOU HAVE BEEN PROVIDED AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TTTO
TO CONSIDER THIS AGREEMENT AND WAIVE AND RELEASE ALL CLAIMS,RIGHTS
INCLUDING BUT NOT LIMITED TO THOSE ARISING UNDER THE AGE DISCRIMINATION
IN EMPLOYMENT ACT. YOU SHALL HAVE SEVEN (7) DAYS WITHIN WHICH TO REVOKE
REVOKE THIS AGREEMENT AND THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR
ENFORCEABLE UNTIL THAT REVOCATION PERIOD HAS EXPIRED. ANY SUCH

REVOCATION MUST BE IN WRITING AND RECEIVED BY EMPLOYER,
IN ACCORDANCE WITH THE NOTICE PROVISIONS SET FORTH IN SECTION 14,
PRIOR TO THE END OF THE REVOCATION PERIOD.

IN WITNESS WHEREOF, the parties have executed this Agreement:

Executed this __________ day of _________________, 2020

EXECUTIVE:

______________________________________
JOHNNY S. SMITH

Executed this __________ day of _________________, 2020

______________________________________
COMMUNITY FIRST BANCSHARES, INC.

By: ___________________________________
Title: __________________________________

Executed this __________ day of _________________, 2020

______________________________________
NEWTON FEDERAL BANK

By: ___________________________________
Title: __________________________________